LITHIA MOTORS, INC.            For additional information contact:
360 E. Jackson Street          Jeff DeBoer, VP - Finance/Investor Relations
Medford, Oregon 97501          (541) 776-6868

LITHIA MOTORS, INC. ADDS NEW CHRYSLER PLATFORM WHICH WILL INCREASE REVENUE RUN RATE TO OVER $1.2 BILLION

MEDFORD, OREGON, MARCH 4, 1999 - Lithia Motors, Inc. (NYSE: LAD) today announced that it has entered into definitive agreements to add a seven dealership platform in four rapidly growing markets in Colorado and Nevada which form the Moreland Automotive Group. The dealerships are Cherry Creek Dodge, Centennial Chrysler/Plymouth/Jeep, Colorado Chrysler/Plymouth, Colorado Jeep/Kia, Colorado Springs Chrysler/Plymouth/Jeep, Foothills Auto Plaza (Dodge/Chrysler/Plymouth/Jeep/Hyundai/Suzuki) and Reno Auto Sales. The six Colorado dealerships sell Chrysler products, Lithia's historically best performing franchises, and represent three new markets and form the base for a new platform in the Inter-Mountain States. This Chrysler dominance in Colorado extends from Fort Collins to Southern Colorado, including Colorado Springs. The seventh dealership has Subaru and Hyundai franchises and is a "fill-in" in the Reno, Nevada market where Lithia currently has three dealerships. These dealerships sold over 18,000 new and used vehicles and have combined 1998 revenues of $390 million. Upon completion of this transaction which will be accounted for as a purchase, Lithia Motors will have an annualized revenues of over $1.2 billion.

Lithia's initial net investment in the stores will total approximately $50 million and will be paid in a combination of Class A Common Stock and a new series of Preferred Stock redeemable at the option of the company. The balance will be paid in cash with borrowing from the company's used vehicle flooring line. The $75 million acquisition credit facility with Ford Motor Credit will not need to be utilized in this transaction. Doug Moreland will join the Lithia Board, and key executives will execute long-term employment contracts and operate the new platform group. The transaction is subject to customary closing requirements, including obtaining approval from the manufacturers. Lithia expects the transaction to be completed during the second quarter of 1999.

Sidney B. DeBoer, Chairman and CEO, stated, " We are pleased to have Doug Moreland and his organization join the Lithia Group. It took a great deal of diligence to find the platform group that had the right fit for us in terms of people, operations, and franchises. The Moreland Group is the largest Chrysler/Dodge/Jeep dealer group in the State of Colorado and one of the largest privately held Chrysler product groups in the country. Doug Moreland is a veteran auto retailer whose focus on customer service and vision of the automotive industry are closely aligned with those of Lithia's management."

Dick Heimann, President and COO of Lithia Motors, previously made his home in Colorado where he began his automotive career with Chrysler, and has stayed in close touch with the great Rocky Mountain Market. Mr. Heimann stated, "The combination of Chrysler, Lithia and Moreland in the Colorado market represents an unprecedented winning opportunity for growth. The Moreland dealerships provide Lithia with a dominant market position with Chrysler products in a market with strong population growth and high demand for trucks and sport utility vehicles. More importantly, with the new platform, we can pursue "fill-in" acquisitions in the surrounding markets which will further improve our return on investment."

Doug Moreland, President of the Moreland Group, stated, "I chose to invest in Lithia because of their intense operational focus of selling cars and making customers happy. Lithia's management team has the same strong Chrysler background as myself and my management staff. This is a natural fit in terms of communication and strategic objectives. We are excited about being a part of the best public automobile dealership group in the country."

Doug Moreland's 30 years of experience in the automotive business has earned him many honors, including: Charger/Pacesetter/Eagle Club (over 20 times); multiple five star Chrysler dealer awards; Subaru top 20 dealer and Subaru Chairman Roundtable Dealer the last three years; Chrysler/Plymouth National Dealer Council; Dodge National Dealer Council; Current Vice President and President Elect Colorado Automobile Dealer Association; President Front Range Chrysler/Plymouth Advertising Association; and Executive Committee of Chrysler Dealer Advertising Association.

Upon completion, Lithia will operate 35 dealerships in 14 markets located in California, Oregon, Washington, Nevada and Colorado. The company will sell 24 brands of new vehicles through 77 franchises. Lithia also sells used vehicles, arranges finance, warranty, and credit insurance contracts, provides vehicle parts, maintenance, and repair services at all of its locations. The company will operate 6 collision repair centers.

This press release includes forward looking statements which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation, economic conditions, acquisition risk factors, manufacturer approval, and others set forth from time to time in the company's filing with the SEC.